Exhibit 99.1

 ENERGY FOCUS, INC. REPORTS THIRD QUARTER 2014 RESULTS

Third Quarter sales growth of 63.5% with continued strong gross margins of 32.4%

Operating income of $58 thousand excluding the Solutions segment

SOLON, Ohio, November 13, 2014—Energy Focus, Inc. (NASDAQ:EFOI), a leader in LED lighting technologies, today announced financial results for the third quarter ended September 30, 2014.

Third Quarter 2014 Financial Results

●	Net sales of $7.9 million, up 63.5% from the prior year, and 17.8% sequentially from the second quarter of 2014.
●

Excluding R&D services sales that the company no longer pursues outside of those that may result in material LED lighting product opportunities of $16 thousand and $565 thousand for the third quarter of 2014 and 2013, respectively, net sales grew 84.7%.

o	Products segment sales grew $4.9 million, or 181.5%. Excluding R&D services sales, products segment sales grew $5.5 million, or 254.5%.
o

Sales from the Solutions segment decreased $1.9 million, or 89.4%. During the third quarter, the company began transitioning away from providing turnkey solutions to focus on product sales, and is not pursuing new Solutions segment opportunities.

●

Gross margins of $2.6 million, or 32.4% of net sales, compared to $930 thousand, or 19.3% of net sales, for the third quarter of 2013; a 13.1 percentage point improvement, and essentially the same compared to 32.5% of net sales for the second quarter of 2014.

o	Products segment gross margins increased 8.3 percentage points from the prior year to 34.5% of net sales.
o	Solutions segment gross margins were an $85 thousand loss for the third quarter of 2014 due to the adjustment of estimated costs to complete certain remaining jobs.
●	Loss from operations of $322 thousand compared to $1.7 million for the third quarter of 2013. Operating income of $58 thousand excluding Solutions segment operating loss of $380 thousand.
●	Net loss from continuing operations of $403 thousand compared to $1.9 million for the third quarter of 2013, representing a 78.4% improvement.
●	Net cash provided by operations of $164 thousand for the quarter.
●	Total cash of $6.7 million; total debt, including credit line borrowings, of $985 thousand.

“The third quarter’s financial results were within our forecasted range, and we achieved continuing, rapid and organic sales growth with sustained strong margins in spite of recording minimal sales and negative gross margins from our Solutions segment,” said James Tu, Executive Chairman and Chief Executive Officer. “We have closed our Nashville operation where the Solutions segment was based, and shifted our focus away from providing turnkey solutions to align our resources with selling our LED products. This shift will also allow us to eliminate any potential channel conflict with energy and lighting solutions providers as we will no longer be competing with them for turnkey ESCO projects. In addition we generated positive cash flow from operations during the quarter, and excluding the Solutions segment, we reported an operating profit for the quarter.”

“We are especially excited about our triple-digit sales growth from our Products segment as unit shipments of our military tubular LEDs (TLEDs) tripled and our commercial TLEDs doubled from the second quarter of 2014. Our sales pipeline continues to grow in all verticals we are engaged with and we continue to expand our dedicated sales force, as well as sales channels, to take advantage of the broadening penetration of TLEDs in the commercial and industrial sectors. In the meantime, we stay focused on developing industry-leading TLEDs, which have the potential to address lighting applications accounting for approximately 70% of all the energy used in lighting today,” continued Mr. Tu.

“We believe that as we continue to grow our sales sequentially and maintain our current gross margin levels, our operating margins will continue to improve,” concluded Mr. Tu.

Nine Month 2014 Financial Results

Net sales for the nine months ending September 30, 2014 were $19.5 million; up 30.6% from the prior year’s comparable period. Products segment sales increased 76.5% as a result of high-volume sales for the U.S. Navy. Excluding R&D contract sales of $56 thousand and $1.7 million in the first nine months of 2014 and 2013, respectively, Products segment sales increased 117.8%. Solutions segment sales decreased 39.9% due to the Company’s strategic shift to focus on LED lighting product sales to the government and commercial sectors.

Gross profit was $6.2 million, or 31.5% of net sales, compared to $3.1 million, or 20.4% of net sales in the prior year. The gross margin for the Products segment was 34.0% of net sales in 2014 compared to 25.9% of net sales in 2013. The gross margin for the Solutions segment was 20.4% of net sales in 2014 compared to 12.0% of net sales in the prior year’s comparable period.

The loss from operations for the 2014 nine-month period was $2.0 million compared to $4.7 million in the prior year; an improvement of $2.7 million, or 58.0%. The loss from continuing operations for 2014 was $5.1 million and included a $2.7 million one-time expense, of which $2.3 million was non-cash, for the conversion of subordinated convertible debt in the first quarter of 2014.

Business Outlook

Based upon current backlog and expected orders, the Company is estimating net sales for the fourth quarter of 2014 to range between $8.5 and $9.5 million, representing approximately 8% to 20% sequential growth over the third quarter of 2014 and 29% to 44% growth from the fourth quarter of 2013.

Earnings Conference Call

Energy Focus, Inc. will host a conference call and webcast on Thursday, November 13, 2014 at 11:00 a.m. EST to review the third quarter 2014 financial results, followed by a Q & A session. To participate in the call, please dial 800-227-9428 (toll free in the U.S.) or 785-830-1925 (International) using passcode 8921725. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The webcast can be accessed under the investor section of our website at www.energyfocusinc.com.

A replay of the conference call will be available through the Investors section of our website under Events and Presentations starting November 13, 2014 and will remain available for three months.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from Energy Focus’ forward-looking statements. These risks and uncertainties include, but are not limited to: growth in the markets into which Energy Focus sells; conditions of the lighting industry and the economy in general; statements as to our competitive position; future operating results; net sales growth; expected operating expenses; gross profit margin improvement; sources of net sales; anticipated revenue from government customers; product development and enhancements; our ability to manage growth in the demand for our products and in our sales efforts; our liquidity and ability to generate cash and cash reserves; our reliance upon a limited number of customers; our accounting policies; the effect of recent accounting announcements; the development and marketing of new products; relationships with customers and distributors; relationships with, dependence upon, and the ability to obtain components from suppliers; our ability to compete in certain markets; the evolution and future size of those markets; seasonal fluctuations; plans for and expected benefits of outsourcing and offshore manufacturing; trends in the price and performance of light-emitting diode (“LED”) lighting products; the benefits and performance of our lighting products; the adequacy of our current physical facilities; our strategy with regard to protecting our proprietary technology; our ability to retain qualified employees; any material failure, weakness, interruption or breach of security of our information technology systems; and the Company’s continued compliance with NASDAQ listing conditions. For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and a developer of energy efficient lighting technology. Our LED Lighting products provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government continues to enable us to provide energy efficient LED lighting products to the U.S. Navy and the Military Sealift Command fleets.

Customers include national, state and local U.S. government agencies as well as Fortune 500 companies and many other commercial and industrial clients. Company headquarters are located in Solon, OH. For more information, see our web site at www.energyfocusinc.com.

Non-GAAP Measures

In addition to the results provided in accordance with generally accepted accounting principles in the United States, we have presented net sales amounts excluding certain categories of revenue, and operating results excluding the solutions segment of our business. Management believes these measures are helpful to investors as they provide a more comparable basis to analyze our revenue sources and growth as we have shifted our business away from R&D service sales and Solutions sales. However, the inclusion of these adjusted measures should not be construed as an indication that future results will be unaffected by the items that are being excluded or that the items for which the adjustments have been made are unusual or infrequent.

Media and Investor Contact:
Energy Focus, Inc.
(440) 715-1300
ir@energyfocusinc.com

Source: Energy Focus, Inc.

ENERGY FOCUS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands except share and per share amounts)

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,737	$2,860
Trade accounts receivable less allowances of $51 and $84, respectively	3,843	3,348
Retainage receivable	201	577
Inventories, net	3,633	2,510
Costs and estimated earnings in excess of billings on uncompleted contracts	-	145
Prepaid and other current assets	1,340	1,207
Assets held for sale	-	130
Total current assets	15,754	10,777

Property and equipment, net	542	536
Intangible assets, net	14	55
Collateralized assets	1,000	1,000
Other assets	89	440
Total assets	$17,399	$12,808

LIABILITIES
Current liabilities:
Accounts payable	$4,988	$3,707
Accrued liabilities	892	1,218
Deferred revenue	113	71
Billings in excess of costs and estimated earnings on uncompleted contracts	46	764
Credit line borrowings	736	-
Current maturities of long-term debt	64	59
Total current liabilities	6,839	5,819

Other liabilities	4	54
Long-term debt	185	4,011
Total liabilities	7,028	9,884

STOCKHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share: Authorized: 2,000,000 shares in 2014 and 2013 Issued and outstanding: no shares in 2014 and 2013	-	-
Common stock, par value $0.0001 per share:Authorized: 15,000,000 shares in 2014 and 2013. Issued and outstanding: 9,416,050 at September 30, 2014 and 5,142,194 at December 31, 2013 (post-reverse split)	1	1
Additional paid-in capital	97,985	85,446
Accumulated other comprehensive income	465	462
Accumulated deficit	(88,080)	(82,985)
Total stockholders' equity	10,371	2,924
Total liabilities and stockholders' equity	$17,399	$12,808

ENERGY FOCUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013

Net sales	$7,890	$4,827	$19,508	$14,938
Cost of sales	5,332	3,897	13,354	11,887
Gross profit	2,558	930	6,154	3,051

Operating expenses:
Research and development	232	57	626	266
Selling, general, and administrative	2,648	2,472	7,485	7,025
Loss on impairment	-	-	-	325
Restructuring	-	79	-	79
Change in estimate of contingent liabilities	-	-	-	12
Total operating expenses	2,880	2,608	8,111	7,707
Loss from operations	(322)	(1,678)	(1,957)	(4,656)

Other income (expense):
Settlement of acquisition obligations	-	-	-	892
Other expense	(58)	(26)	(451)	(265)
Interest expense	(23)	(166)	(2,669)	(459)

Loss from continuing operations before income taxes	(403)	(1,870)	(5,077)	(4,488)
Benefit for income taxes	-	-	2	-
Net loss from continuing operations	$(403)	$(1,870)	$(5,075)	$(4,488)

Discontinued operations:

Income (loss) from discontinued operations before income taxes	-	221	(20)	736
Provision for income taxes	-	(2)	-	(6)
Income (loss) from discontinued operations	-	219	(20)	730

Net loss	$(403)	$(1,651)	$(5,095)	$(3,758)

Loss per share:
Basic
From continung operations	$(0.05)	$(0.38)	$(0.70)	$(0.96)
From discontinued operations	-	0.04	-	0.16
Total	$(0.05)	$(0.34)	$(0.70)	$(0.80)

Diluted
From continung operations	$(0.05)	$(0.38)	$(0.70)	$(0.96)
From discontinued operations	-	0.04	-	0.16
Total	$(0.05)	$(0.34)	$(0.70)	$(0.80)

Weighted average common shares outstanding:
Basic and diluted	8,781	4,916	7,276	4,671

Results from the Company’s pool products business, which was sold in November 2013, are reflected in Discontinued operations in all periods presented.